Schedule 1

Eagle Capital Appreciation Fund
Eagle Growth & Income Fund
Eagle Series Trust and its series Funds:
International Stock Fund Investment Grade Bond Fund Mid Cap Growth Fund Mid Cap Stock Fund Small Cap Growth Fund Smaller Company Fund Tax-Exempt Bond Fund

Amendment to Transfer Agency and Fund Accounting Services Agreement